EXHIBIT 99.1
From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Dwayne Moyers,
817-731-9559
For Immediate Release
Xponential, Inc. Completes $20,000,000 8% Limited Recourse
Secured Convertible Subordinated Notes Offering
NORCROSS, Ga., June 22 /PRNewswire-FirstCall/ — Xponential, Inc. (OTC Bulletin Board: XPOI — News) announced today that it has completed the private placement of its $20,000,000 8% Limited Recourse Secured Convertible Subordinated Note Offering (the “Convertible Notes”). The Convertible Notes are due December 31, 2014 and are convertible into shares of Xponential, Inc. common stock at a conversion price of $10.00 per share.
Mr. Dwayne Moyers, Chief Executive Officer and Chairman of the Board of Xponential, Inc., stated, “We are pleased that the private placement is completed. The Company is actively pursuing acquisition and investment opportunities with the proceeds of the offering.”
Forward-Looking Statements
This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short- term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.
Xponential, Inc. trades on the OTC Bulletin Board under the symbol XPOI.